Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of our report dated May 13, 2025, related to the consolidated balance sheet of Baiya International Group Inc., its subsidiaries, the variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Company”) as of December 31, 2024 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024 appearing in the Company’s Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

August 21, 2026